Exhibit 99.1

        Newpark Resources Reports Fiscal 2003 and Fourth Quarter Results


    METAIRIE, La., Feb. 25 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it earned net income of $493,000, or $0.01 per diluted share on revenue of $373.1 million for the fiscal year ended December 31, 2003. This compares to net income of $513,000, or $0.01 per diluted share, on revenue of $321.2 million for the fiscal year ended December 31, 2002.

    For the fourth quarter ended December 31, 2003, Newpark reported a net loss of $3.0 million, equal to $0.04 per share, on revenue of $94.6 million. This compares to net income of $747,000, or $0.01 per diluted share, on revenues of $89.1 million for the year-ago quarter.

    James D. Cole, Newpark's chairman and CEO said: "In 1997 we began a strategy to broaden Newpark's revenue base beyond the Gulf Coast base and offer some products to customers other than our traditional oilfield customers. During 2003, those new markets provided 45% of the revenue and accounted for 75% of Newpark's segment operating income. While the US rig count rose by 30% during the year, the Gulf Coast market did not participate in that recovery, ending the year down slightly from 2002 levels. Newpark would benefit significantly in 2004 from any rebound in activity in the Gulf Coast market."


    Drilling Fluids Segment

    Revenue from the drilling fluids business totaled $230.9 million for the year, up 19% from 2002. Revenue outside the Gulf Coast market rose 46% while Gulf Coast revenue declined 11% reflecting the weak conditions in that market. Profitability in non-Gulf Coast markets more than doubled year-over-year led by strong results in the Mid-continent and Canadian markets.

    For the fourth quarter, drilling fluids revenue was $61.6 million, increasing $8.9 million or 17% from the year-ago quarter, principally on improved results in the Mid-continent and Canada.

    "During 2003, we continued to broaden our customer base, building upon the technology of our DeepDrill(TM) and FlexDrill(TM) fluid systems. After a slow 2003 in the Gulf Coast, we believe that our customer base in that market is showing signs of increased activity. As of January 1, 2004, we have over 22 customers for whom we are preferred providers or have annual contracts in place. We believe their choice of Newpark is driven in large part by acceptance of our proprietary high-performance water-based fluid technology. During 2003, we successfully provided these fluids to over 70 customers and 250 wells," Cole stated. "An early indicator of that progress was reflected in record December revenue levels that have been sustained thus far in 2004, although we suspect that this trend will be unpredictable in its early stages. We expect to see a more active customer base in the Gulf Coast market, with the possibility of adding 40% to 2004 revenue for the segment, as 16 of those 22 key customers operate in that market," he added.


    Mat Sales and Mat Rentals

    Revenue from the Mat and Integrated Services segment was $88.9 million for the year, increasing by $13.2 million over the prior year. More than half of the increase came from sale of Newpark's wooden mat rental inventory in the Canadian market without significant margin contribution. This was in keeping with the strategic shift to become a seller of both wood and composite mats to regional service companies in the geographically diverse Canadian market. Segment operating contribution declined by $3.1 million to $515,000 for the year due to higher marketing and operating costs. Composite mat sales were $9.3 million on 4,800 units for the year, as compared to $12.7 million on 7,750 units in 2002, while expanded marketing efforts in 2003 contributed to increased operating cost.

    Mat rental volume for 2003 totaled 16.6 million square feet at an average price of $0.93 per square foot. This compares to 15.4 million square feet and $0.74 per square foot in 2002. "Non-oilfield rentals represented just over 2% of the volume while contributing 10% of 2003 rental revenue due to the better pricing in that segment of the market. We anticipate starting several major projects in that key rental market during 2004 as a cumulative result of our expanded marketing effort to date," Cole said.

    Revenue for the recent quarter was $19.9 million compared to $22.6 in the year-ago quarter, with the $2.7 million decline in revenue principally due to lower composite mat sales in the fourth quarter of 2003. Fourth quarter sales totaled 1,200 units compared to 2,800 in the corresponding quarter of 2002. The segment produced a $2.3 million loss in the fourth quarter of 2003 compared to a $2.2 million profit in the year ago period. Absence of significant composite mat sales in the period, increased marketing and operating costs contributed to the fourth quarter loss.

    "We expect the unit to show stronger results in 2004 as the industry's Gulf Coast inventory of rental mats continues to decline to new historic lows. Already in 2004 we have begun to see an increase in pricing on new projects, without a corresponding increase in industry activity, primarily as a result of the decline in industry capacity," Cole indicated. "During the past three years, we have sold over 35,000 mats into nine targeted markets worldwide. Some of these markets will remain sales markets, while others will become rental markets over time. Based on market data gathered in 2003, we believe there is a significant rental opportunity in support of expanding exploration and development activity in Mexico. As a result, we will be opening a new business unit in that country in the first quarter. Newpark will be the majority owner of the business with the Mexican principals who are assisting us in development of the market holding a minority stake," Cole added.


    E&P Waste Services

    Revenue from E&P waste was $53.4 million, increasing $2.2 million or 4% relative to 2002. Operating income was $11.5 million, an increase of $3.4 million or 42% from $8.2 million reported in 2002. Fiscal 2003 marked the first full year of benefit gained from operating cost reductions made in the 2001-02 restructuring of that business unit. Volume for the year was 3.6 million barrels compared to 3.3 million in the year-ago period, with the added volume coming from the inland barge rig market. Average pricing per barrel was down slightly at $12.52 compared to $12.94 a year ago as a result of the change in mix.

    Revenue for 2003's fourth quarter was $13.1 million, compared to $13.8 million in the 2002 period. Volume in the fourth quarter was 850,000 barrels, down from 902,000 in the year-ago period on lower offshore rig activity. Pricing averaged $12.18 per barrel compared to $13.00 a year ago due to the change in mix of revenue. Earnings contribution in the quarter was $2.6 million, down 8% from $2.8 million a year ago, a function of lower market volume and changes in mix during the period.

    During the second half of 2003, the Company opened a new liquid waste disposal facility to serve the Jonah-Pinedale field in Wyoming, a very active North American natural gas trend. "As currently configured, the Jonah-Pinedale facility could add $2.5 million in annual revenue and $0.01 per share to net income. We are currently working on the application of a new technology that would boost the effective capacity of the facility and open the door to on-site processing in the field that would improve revenue and earnings by eliminating transportation cost and strengthening our competitive position in that market," Cole said.


    Balance Sheet Data

    Newpark ended the year with $12.7 million in cash, including $8 million in restricted cash temporarily securing a letter of credit obligation pending extension of its bank credit facility. Borrowings under the credit facility totaled $52.5 million at year-end, including $8 million drawn to fund the restricted cash deposit. The existing credit facility was to mature in the first quarter of 2005. During 2002 and 2003, Newpark made several amendments to the facility to adjust the financial ratios due to the financial performance of the Company in a period of adverse market conditions. In order to prevent a recurrence of that situation, Newpark has subsequently entered into a new $85 million asset-backed bank credit facility, providing $15 million of term borrowings and $70 million of revolving credit. Availability under the revolving facility is based upon specific advance rates against various classes of assets. As of the closing date, the Company had $12 million of cash advances immediately available under the facility and $12.5 million of expansion room in the revolver. Compliance tests under the arrangement are limited to a minimum fixed-charge coverage ratio and tangible net worth covenants.


    Investor Conference Call

    Newpark will host a conference call at 10:30 AM EST, Thursday, February
26. That call will be webcast and can be accessed from the Investor Relations page of the Company's web site at "www. newpark.com."


    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.


                     THREE PAGES OF FINANCIAL DATA FOLLOW


    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov , as well as through our Website, www.newpark.com .



    Newpark Resources, Inc.
    Fourth Quarter Comparison                       Quarter Ended December 31,
    (In thousands, except per share data)             2003              2002
    Segment Revenues
       E&P Waste Disposal                          $ 13,062          $ 13,771
       Fluids Sales & Engineering                    61,619            52,720
       Mat &Integrated Services                      19,946            22,633
          Total Segment Revenues                     94,627            89,124

    Segment Operating Income
       E&P Waste Disposal                             2,574             2,785
       Fluids Sales & Engineering                     3,850             1,625
       Mat &Integrated Services                      (2,281)            2,183
          Total Segment Operating Income              4,143             6,593

    General and administrative expenses               2,375               861
    Provision for uncollectible accounts              1,000               ---
    Writedown of abandoned and disposed assets          350               ---
    Operating income                                    418             5,732

    Foreign currency exchange (gain) loss               (74)             (173)
    Interest income                                     (63)             (253)
    Interest expense                                  3,839             3,833
    Income (loss) before income taxes                (3,284)            2,325
    Provision for income taxes                         (672)            1,024
    Net income (loss)                                (2,612)            1,301
    Less:
       Preferred stock dividends and accretion          337               572
       Other non-cash preferred stock charges           ---               (18)
    Net income (loss) applicable to common shares  $ (2,949)         $    747

    Weighted average common shares
     outstanding (diluted)                           80,988            75,465

    Net income (loss) per common share
     (diluted)                                     $  (0.04)         $   0.01

    Pretax income                                  $ (3,284)         $  2,325
    Depreciation and amortization                     5,279             5,101
    Interest expense                                  3,839             3,833
    EBITDA                                         $  5,834          $ 11,259

    Waste Data (in thousands, except per barrel
     amounts)
       E&P waste volume                                 850               902
       Average revenue per barrel                  $  12.18          $  13.00

       E&P revenue                                 $   11.3          $   12.6
       NORM                                             1.2               0.6
       Industrial                                       0.6               0.6
                                                   $   13.1          $   13.8

    Mat Rental Data - Gulf Coast (in thousands,
     except per square foot amounts)
       Installation                                $    3.0          $    3.2
       Re-rental                                        1.9               1.7
       Total                                       $    4.9          $    4.9

       Average price per square foot - oilfield    $   0.81          $   0.70
       Square feet installed (MM)                       3.7               4.5

    Drilling Fluids Data
       Average Rigs Serviced (North America)            139               120
       Annualized revenue per rig (000's)          $  1,520          $  1,351


    Newpark Resources, Inc.
    Fiscal Year Comparison                            Year Ended December 31,
    (In thousands, except per share data)             2003              2002
    Segment Revenues
       E&P Waste Disposal                          $ 53,436          $ 51,240
       Fluids Sales & Engineering                   230,863           194,271
       Mat &Integrated Services                      88,880            75,684
          Total Segment Revenues                    373,179           321,195

    Segment Operating Income
       E&P Waste Disposal                            11,534             8,111
       Fluids Sales & Engineering                    12,967            12,681
       Mat &Integrated Services                         515             3,587
          Total Segment Operating Income             25,016            24,379

    General and administrative expenses               5,342             5,323
    Provision for uncollectible accounts              1,000               ---
    Writedown of abandoned and disposed assets          350               ---
    Operating income                                 18,324            19,056

    Foreign currency exchange (gain) loss              (831)             (170)
    Interest income                                    (633)             (741)
    Interest expense                                 15,251            12,286
    Income (loss) before income taxes                 4,537             7,681
    Provision for income taxes                        2,460             3,060
    Net income (loss)                                 2,077             4,621
    Less:
       Preferred stock dividends and accretion        1,583             3,071
       Other non-cash preferred stock charges           ---             1,037
    Net income (loss) applicable to common shares  $    494          $    513

    Weighted average common shares
     outstanding (diluted):                          79,905            71,879

    Net income (loss) per common share:            $   0.01          $   0.01

    Pretax income                                  $  4,537          $  7,681
    Depreciation and amortization                    21,329            21,843
    Interest expense                                 15,251            12,286
    EBITDA                                         $ 41,117          $ 41,810

    Waste Data (in thousands, except per barrel
     amounts)
       E&P waste volume                               3,589             3,256
       Average revenue per barrel                  $  12.52          $  12.94

       E&P revenue                                 $   47.8          $   45.0
       NORM                                             3.4               4.0
       Industrial                                       2.2               2.3
                                                   $   53.4          $   51.3

    Mat Rental Data - Gulf Coast (in thousands,
     except per square foot amounts)
       Installation                                $   15.5          $   11.4
       Re-rental                                        8.6               5.6
       Total                                       $   24.1          $   17.0

       Average price per square foot -
        oilfield                                   $   0.93          $   0.74
       Square feet installed (MM)                      16.6              15.4

    Drilling Fluids Data
       Average Rigs Serviced (North
        America)                                        138               121
       Annualized revenue per rig (000's)          $  1,407          $  1,425


    Consolidated Balance Sheets
    (Unaudited)                                   December 31,    December 31,
    (In thousands)                                    2003            2002
    ASSETS
          Current assets:
          Cash and cash equivalents               $   4,692       $   2,725
          Restricted cash                             8,029             ---
          Trade accounts receivable, less
           allowances                                99,948          97,657
          Notes and other receivables                 5,428           3,307
          Inventories                                74,846          55,473
          Deferred tax asset                          8,698          11,094
          Prepaid expenses and other current
           assets                                     8,510          10,039
          Total current assets                      210,151         180,295

          Property, plant and equipment, net        206,238         204,703
          Goodwill                                  115,247         110,727
          Deferred tax asset                          9,400           8,950
          Other intangible assets, net of
           accumulated amortization                  15,002          15,786
          Other assets                               19,462          21,795
                                                  $ 575,500       $ 542,256
    LIABILITIES AND STOCKHOLDERS' EQUITY
          Foreign bank lines of credit            $  10,610       $   6,621
          Current maturities of long-term debt        3,259           3,258
          Accounts payable                           40,479          35,568
          Accrued liabilities                        21,894          18,414
          Total current liabilities                  76,242          63,861

          Long-term debt, less current portion      183,600         172,049
          Other noncurrent liabilities                1,697             923

          Preferred Stock                            30,000          41,875
          Common Stock                                  811             777
          Paid-in capital                           390,788         376,278
          Unearned restricted stock compensation       (803)           (281)
          Accumulated other comprehensive income      5,033            (864)
          Retained deficit                         (111,868)       (112,362)
          Total stockholders' equity                313,961         305,423
                                                   $575,500       $ 542,256



SOURCE  Newpark Resources, Inc.
    -0-                             02/25/2004
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /
    (NR)

CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL ENV
SU:  ERN CCA MAV